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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

               James P. Jimirro and Scott Roth certify that:

               1. They are the President and Secretary, respectively, of J2 Communications, a California Corporation.

               2. Articles V and VI are hereby added to the Restated Articles of Incorporation to read as follows:

               "ARTICLE V - LIABILITY OF DIRECTORS

                       The liability of the directors of the corporation for
               monetary damages shall be eliminated to the fullest extent permissible under California Law.

               ARTICLE VI - INDEMNIFICATION OF AGENTS

                       The corporation is authorized to provide indemnification
               of agents (as defined in Section 317 of the Corporation Code) for breach of duty to the corporation and its stockholders by bylaw or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporation Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code."

               3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

               4. The forgoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares is 1,832,156. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

               We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 25, 1989

                                           /s/James P. Jimirro
                                           -------------------------------------
                                           James P. Jimirro, President

                                           /s/Scott Roth
                                           -------------------------------------
                                           Scott Roth, Secretary